SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
(X)  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            RICHFOOD HOLDINGS, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                     [logo]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                                   July 26, 1996

To the Shareholders of
Richfood Holdings, Inc.:

         We  are  pleased  to  invite  you  to  attend  the  annual  meeting  of shareholders of Richfood Holdings, Inc. (the "Company") to be held at the Company's Headquarters, 8258 Richfood Road, Mechanicsville, Virginia, on Thursday, August 29, 1996, at 10:00 A.M. for the following purposes:

         (1) to elect 13 directors of the Company to serve until the next annual meeting of shareholders;

         (2)   to  approve  the  amendment  and   restatement  of  the  Richfood
               Holdings, Inc. Omnibus Stock Incentive Plan; and

         (3) to transact such other business as may properly come before the meeting, or any adjournments thereof.

         Only shareholders of record at the close of business on July 12, 1996, are entitled to notice of, to vote at and to participate in the meeting.

         You are requested to mark, date, sign and return the enclosed form of proxy in the enclosed envelope whether or not you expect to attend the meeting in person.

                     By order of the Board of Directors

                     Daniel R. Schnur
                     Senior Vice President, General Counsel
                     & Secretary






                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                     [logo]

                               GENERAL INFORMATION

         Solicitation of the enclosed proxy is made by the Board of Directors of the Company for use at the annual meeting of shareholders to be held at the Company's Headquarters, 8258 Richfood Road, Mechanicsville, Virginia, on Thursday, August 29, 1996, at 10:00 A.M. and at any adjournments of such meeting. An annual report, including consolidated financial statements for the fiscal year ended April 27, 1996 ("fiscal 1996"), is enclosed with this proxy statement.

         The expenses of this solicitation will be paid by the Company. Officers, directors and employees of the Company may make solicitations of proxies by telephone or telegraph or by personal calls. Brokerage houses, nominees and fiduciaries have been requested to forward proxy soliciting material to the beneficial owners of the stock held of record by them, and the Company will reimburse them for their charges and expenses.

         The Company's charter authorizes the issuance of up to 60,000,000 shares of Common Stock, without par value ("Common Stock"), and 5,000,000 shares of Preferred Stock, without par value. Only shareholders of record at the close of business on July 12, 1996, are entitled to notice of, to vote at and to participate in the meeting. On the record date, 31,517,998 shares of Common Stock were issued and outstanding. Holders of Common Stock will vote as a single class at the annual meeting. Each outstanding share of Common Stock will entitle the holder to one vote on all matters submitted to a vote of shareholders at the annual meeting. All shares of Common Stock represented by properly executed and delivered proxies will be voted at the meeting or any adjournments.

         A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes for all other matters as well. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at such meeting. Directors are elected by a plurality of the votes cast by holders of Common Stock at a meeting at which a quorum is present. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast. Approval of the amendment and restatement of the Richfood Holdings, Inc. Omnibus Stock Incentive Plan (the "Omnibus Stock Incentive Plan") requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by properly executed and delivered proxies, and entitled to vote with respect thereto, at a meeting at which a quorum is present. Abstentions will have the same effect as a negative vote for purposes of approving the amendment and restatement of the Omnibus Stock Incentive Plan. Broker Shares that are not voted with respect to approval of the amendment and restatement of the Omnibus Stock Incentive Plan will not be included in determining the number of shares entitled to vote thereon.

         This proxy statement and the enclosed form of proxy were first mailed to shareholders on July 26, 1996.

                                       -1-






                              ELECTION OF DIRECTORS

                                  (Proposal 1)

         At the annual meeting, 13 directors are expected to be elected to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. Unless authority to do so is withheld, shares of Common Stock represented by properly executed proxies in the enclosed form will be voted for the election of the persons named below. Each of the nominees is currently a director and has served continuously since the year he or she joined the Board. If any of the nominees should become unavailable, the Board of Directors may designate substitute nominees for whom the proxies on the enclosed form will be voted. In the alternative, the Board of Directors may reduce the size of the Board to the number of remaining nominees for whom the proxies will be voted.

                 Nominees for Election to the Board of Directors

                                             Principal Occupation or                           Director
           Name                         Employment During Last Five Years                 Continuously Since           Age
           ----                         ---------------------------------                 ------------------           ---
Donald D. Bennett            Chairman of the Board (since 1995) and Chief                        1990                   60
                             Executive Officer of the Company; former President
                             of the Company; Director, Best Products Co., Inc.

Roger L. Gregory             Managing Partner, Wilder & Gregory Law Office.                      1994                   43

Grace E. Harris              Provost and Vice President for Academic Affairs,                    1994                   63
                             Virginia Commonwealth University.

John C. Jamison              Chairman, Mallardee Associates, a corporate                         1990                   62
                             financial advisory service, and Limited Partner,
                             Goldman,  Sachs & Co.,  an  investment  banking and
                             brokerage   firm;   former   President   and  Chief
                             Executive   Officer,   The  Mariner's   Museum,  an
                             international    maritime    museum    (1990-1992);
                             Director, Hershey Foods Corporation and Best
                             Products Co., Inc.

Michael E. Julian, Jr.       Chairman, President and Chief Executive Officer,                    1988                   46
                             Farm Fresh, Inc., a retail grocery chain.

G. Gilmer Minor, III         Chairman of the Board (since 1994), President and                   1988                   55
                             Chief  Executive  Officer,  Owens & Minor,  Inc., a
                             wholesale   distributor  of  medical  and  surgical
                             supplies; Director, Crestar Financial Corporation.

Claude B. Owen, Jr.          Chairman of the Board and Chief Executive Officer,                  1988                   51
                             DIMON Incorporated (successor to Dibrell Brothers,
                             Incorporated),  an  importer  and  exporter of leaf
                             tobacco and fresh cut flowers;  former  Chairman of
                             the Board, Chief Executive Officer and, since 1993,
                             President,    Dibrell    Brothers,    Incorporated;
                             Director, American National Bankshares, Inc.

                                       -2-







                                             Principal Occupation or                           Director
           Name                         Employment During Last Five Years                 Continuously Since           Age
           ----                         ---------------------------------                 ------------------           ---
John F. Rotelle              Chairman (since 1995) and former President of                       1994                   60
                             Rotelle, Inc.

Albert F. Sloan              Former Director of Lance, Inc., a manufacturer of                   1990                   66
                             cookies, crackers and snack foods; Director, Basset

                             Furniture Industries, Inc., Cato Corporation and
                             PCA International, Inc.

John E. Stokely              President and Chief Operating Officer of the                        1995                   43
                             Company; former Executive Vice President -
                             Finance and Administration (1993-1995), Senior
                             Vice  President  -  Finance  and  Chief   Financial
                             Officer  (1991-1993),  and Vice President - Finance
                             and  Chief  Financial  Officer  (1990-1991)  of the
                             Company.

George H. Thomazin           Chief Executive Officer, Thomazin Enterprises, a                    1990                   56
                             business investment firm; former Chief Executive
                             Officer,  Continental Brokers Co., a food brokerage
                             firm (1989-1992).

James E. Ukrop               Vice-Chairman and Chief Executive Officer (since                    1987                   59
                             1994), Ukrop's Super Markets, Inc., a retail grocery
                             chain; former President and Chief Executive Officer,
                             Ukrop's Super Markets, Inc.; Director, Legg
                             Mason, Inc. and Owens & Minor, Inc.

Edward Villanueva            Financial Consultant; Director, Circuit City Stores,                1990                   61
                             Inc.


         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1 TO ELECT THE FOREGOING NOMINEES TO THE BOARD OF DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS.

                        Board of Directors and Committees

         The Board of Directors meets regularly every quarter and following each annual meeting of shareholders. During fiscal 1996, there were nine meetings of the Board.

         The Board has standing Executive, Audit, Executive Compensation and Nominating Committees. Members of the Executive Committee are Messrs. Bennett (Chairman), Owen, Sloan, Stokely and Thomazin. During fiscal 1996, there were three meetings of the Executive Committee. The Executive Committee reviews various matters and submits proposals or recommendations to the Board of Directors. The Executive Committee is empowered to and does act for the Board of Directors on certain matters.

         Members of the Audit Committee are Messrs. Jamison (Chairman), Gregory, Minor, Rotelle and Villanueva. During fiscal 1996, there were three meetings of the Audit Committee. The Audit Committee recommends an independent public accounting firm to be selected by the Board of Directors for the upcoming fiscal year. The Audit Committee reviews and approves various audit functions including the annual audit performed by the Company's independent public accountants. Periodically, the Company's internal auditors and independent public accountants report directly to the Audit Committee.

         Members of the Executive Compensation Committee are Messrs. Sloan (Chairman), Julian, Thomazin and Ukrop and Dr. Harris. During fiscal 1996, there were five meetings of the Executive Compensation Committee. The Executive Compensation Committee recommends to the Board the compensation of the Company's Chief Executive Officer, approves the compensation of the Company's other executive officers and administers the Company's annual and long-term incentive plans.

         Members of the Nominating Committee are Messrs. Minor (Chairman), Bennett and Ukrop. During fiscal 1996, there was one meeting of the Nominating Committee. The Nominating Committee recommends to the full Board of Directors persons to serve as directors of the Company and establishes such procedures as it deems proper to receive and review information concerning potential candidates for election or reelection to the Board of Directors. Shareholders entitled to vote for the election of directors may nominate candidates for consideration by the Nominating Committee. Notice of nominations made by shareholders with respect to the 1997 annual meeting must be received in writing by the Secretary of the Company no earlier than May 12, 1997, and no later than June 6, 1997, and must set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee and (iii) the number and class of capital shares of the Company beneficially owned by each such nominee. The Company's employment and severance benefits agreements with Mr. Bennett and Mr. Stokely include provisions related to their election to the Board of Directors. See "Employment Continuity Agreements."

         Persons who are employees of the Company or of its subsidiaries receive no compensation for their services as directors of the Company. During fiscal 1996, directors who were not employees of the Company or of its subsidiaries received an annual retainer of $12,000 and fees of $1,000 for each meeting of the Company's Board and $750 for each meeting of a Board committee attended. In addition, chairmen of each Board committee who were not employees of the Company or of its subsidiaries received an additional annual retainer of $2,500. Effective April 28, 1996, the annual retainer was increased to $15,000, the fee for attendance at each meeting of the Board was increased to $1,200 and a fee of $500 was established for participation in a telephonic meeting of the Board or a Board committee. The attendance fee for committee meetings and the additional retainer for chairmen of Board committees remained unchanged. In addition, pursuant to the Company's Non-Employee Directors' Stock Option Plan, each year each director who is not an employee of the Company or of its subsidiaries is granted an option to purchase 1,000 shares of Common Stock for a per share exercise price equal to the fair market value of one share of Common Stock on the date of grant.

         During fiscal 1996, all directors attended at least 75% of the meetings of the Board of Directors and the committees to which they were assigned, except Mr. Minor.

         Security Ownership of Certain Beneficial Owners and Management

         The following table shows, as of June 28, 1996 (except as provided below), the direct and indirect beneficial ownership of shares of Common Stock by (i) all directors of the Company, (ii) each executive officer named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock.

                                             Sole Voting
                                           and Investment                                                     Percentage
         Name                                 Power (1)              Other (2)                Total          Ownership (3)
         ----                                 ----------             ---------                -----          -------------
Donald D. Bennett                                200,153                   731               200,884
Roger L. Gregory                                     250                     0                   250
Grace E. Harris                                      450                     0                   450
John C. Jamison                                   10,250                     0                10,250
Michael E. Julian, Jr.                             4,250                     0                 4,250
G. Gilmer Minor, III                               5,250                     0                 5,250
Claude B. Owen, Jr.                               20,350                     0                20,350
John F. Rotelle                                   94,513                   332                94,845
Albert F. Sloan                                    4,250                 3,000                 7,250
John E. Stokely                                   75,639                   290                75,929
George H. Thomazin                                 5,500                     0                 5,500
James E. Ukrop                                    12,350               985,034               997,384              3.16%
Edward Villanueva                                103,030                     0               103,030
Edgar E. Poore                                   165,992                   558               166,550
Christopher A. Brown                              38,773                 2,502                41,275
All Directors and
Executive Officers as a Group
(23 persons)                                     859,219               997,648             1,856,867              5.86
FMR Corp.(4)
82 Devonshire Street
Boston, Massachusetts 02109                            0             2,403,200             2,403,200              7.62

- ----------------------------
         (1) Includes the following number of shares of Common Stock that may be acquired within sixty days of June 28, 1996, under one or more of the Company's stock-based incentive plans by the following directors, executive officers and group: Mr. Bennett - 60,000; Mr. Gregory - 250; Dr. Harris - 250; Mr. Jamison - 250; Mr. Julian -250; Mr. Owen - 150; Mr. Rotelle - 1,000; Mr. Sloan - 250; Mr. Ukrop - 250; Mr. Villanueva - 250; Mr. Poore -57,000; Mr. Brown - 34,500; and all directors and executive officers as a group - 191,759.

         (2) With respect to Mr. Sloan, reflects shares held by his wife. Mr. Sloan disclaims beneficial ownership of such shares. With respect to Mr. Ukrop, reflects shares held by Ukrop's Super Markets, Inc. Mr. Ukrop disclaims beneficial ownership of such shares. With respect to Messrs. Bennett, Stokely, Rotelle, Poore and Brown, and all directors and executive officers as a group, reflects shares held under the Company's 401(k) savings plans as of March 31, 1996.

         (3) Except as indicated, each person or group beneficially owns less than 1% of the outstanding shares of Common Stock.

         (4) As reported in a Form 13G dated February 14, 1996, as of December 31, 1995, Fidelity Management & Research Company ("Fidelity"), a subsidiary of FMR Corp., beneficially owned 2,403,200 shares of the Company's Common Stock as a result of acting as an investment adviser to several investment companies. The ownership of one investment company, Fidelity Contrafund, amounted to 1,781,300 shares of the Company's Common Stock. Edward C. Johnson 3d and FMR Corp., through it control of Fidelity, each has the power to dispose of the shares owned by the investment companies. The Boards of Trustees of the individual investment companies have power to vote and dispose of the shares owned by such investment companies.

                             EXECUTIVE COMPENSATION

        Executive Compensation Committee Report on Executive Compensation

         The Executive Compensation Committee of the Board of Directors (the "Committee") is delegated the power to administer the compensation programs of the Company applicable to its executive officers. The Committee, which is comprised of five outside directors, recommends to the Board the compensation of the Company's Chief Executive Officer, approves the compensation of the Company's other executive officers and administers the Company's annual and long-term incentive plans.

         The purposes of the Company's compensation plans and the objectives of the Committee are to:

         o provide a competitive compensation program to enable the Company to attract and retain qualified top management personnel;

         o emphasize the relationship between pay and performance by placing variable compensation "at risk" based on the achievement of specific and measurable goals and objectives;

         o   balance  the  Company's   short-term   and   long-term   objectives
             appropriately; and

         o   align the financial  interests of the executive officers with those
             of  the  Company's   shareholders   by  encouraging  and  promoting
             executive ownership of the Company's Common Stock.

         The Committee believes that compensation programs should enable management to understand clearly what the potential rewards are and what performance must be achieved to earn such awards. An independent consultant is used to recommend compensation structures for the Company. To further the objectives stated above, the compensation programs for all executive officers include three components: (i) base salary; (ii) annual cash incentive compensation; and (iii) long-term incentives in the form of stock options, restricted stock, stock appreciation rights ("SARs") and/or performance shares. The Committee's policy on the tax deductibility of compensation for the Chief Executive Officer and other executive officers is to maximize the deductibility thereof, to the extent possible, while preserving the Committee's flexibility to maintain competitive compensation programs.

   Base Salary. The Company seeks to maintain executive compensation at levels competitive with other corporations in the Company's market and industry in accordance with information, including survey data, available to the Company. Corporations considered included the companies included in the Company's Peer Group, as defined below, as well as other companies in the grocery industry. Periodic increases in base salary are based on evaluations of each executive's past and current performance, competitive market conditions and the Company's performance. As discussed below, the base salary of the Chairman and Chief Executive Officer, Mr. Bennett, for fiscal 1996 was established pursuant to an employment agreement executed in May 1993. The base salary of the President and Chief Operating Officer, Mr. Stokely, for fiscal 1996 was established pursuant to an employment agreement executed in June 1995. The base salary of the Company's other executive officers is determined by the Company's Chief Executive Officer, subject to the approval of the Committee.

   Annual Cash Incentive Compensation. It is the Committee's policy that a significant portion of total compensation be "at risk" based on performance criteria. The Committee believes that this approach relates compensation levels to performance and is in the best interests of the shareholders. The Company's Executive Officer Performance Plan is designed to reward certain officers and other key employees for the Company's operating performance, as measured by established earnings criteria, and for individual and departmental performance. Under this Plan as in effect for fiscal 1996, an incentive compensation pool was funded based on predetermined threshold, target and maximum levels of the Company's adjusted pre-tax FIFO earnings. A participant shared in the incentive compensation pool, up to a predetermined maximum percentage of annual base salary. Awards, established as a percentage of base salary, varied by management level. Adjustments to awards and flexibility for special awards were available to reflect individual performance. The Committee approved the threshold, target and maximum levels of the Company's adjusted pre-tax FIFO earnings and corresponding percentages of annual base salary in conjunction with its review of the Company's annual fiscal plan. All executive officers other than Mr. Bennett and Mr. Stokely participated in this Plan for fiscal 1996. As discussed below, the formulas for determining Mr.

Bennett's and Mr. Stokely's incentive compensation for fiscal 1996 were established under the terms of their respective employment agreements.

   Long-Term Incentives. The Company's Omnibus Stock Incentive Plan, which was approved by the shareholders in fiscal 1992, permits the Committee, in its discretion, to grant options to purchase shares of the Company's Common Stock, SARs, shares of restricted stock and performance shares to any employee of the Company or its subsidiaries who the Committee believes has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company. The Committee determines the amount of the grant, the term of the options, SARs, restricted stock or performance shares and the requisite conditions for exercise and vesting. The Committee does not take into account stock ownership of plan participants in determining the amount or terms of grants under the Omnibus Stock Incentive Plan. The granting or award of stock-based compensation is intended to encourage executives to take a longer view of the impact of their individual contributions to the Company. As with base pay and annual incentive compensation, the Committee reviews survey data to establish competitive long-term compensation structures.

         During fiscal 1996, 86 employees, including Messrs. Bennett, Stokely and Brown, received grants of options under the Omnibus Stock Incentive Plan. Options granted during fiscal 1996 were granted at the fair market value of the Common Stock on the date of grant; accordingly, the market value of the Common Stock must increase before the employee receives any benefit from the grant. The options granted during fiscal 1996 were exercisable in installments over a four-year period. No shares of restricted stock, performance shares or SARs were granted during fiscal 1996. During fiscal 1996, 34 employees, including 5 executive officers, received awards of Common Stock under the Omnibus Stock Incentive Plan.

   Compensation of the Chief Executive Officer. Effective May 21, 1993, the Company and Mr. Bennett entered into a four-year employment agreement that provided for an annual salary of $350,000. In June 1995, Mr. Bennett's employment agreement was amended to increase his annual salary for fiscal 1996 and 1997 to $425,000. Mr. Bennett's agreement, as in effect for fiscal 1996, also provided for annual incentive compensation equal to a predetermined percentage (up to a maximum of 150%) of Mr. Bennett's annual salary based on the same threshold, target and maximum levels of adjusted pre-tax FIFO earnings of the Company established for the Company's other executive officers under the Company's Executive Officer Performance Plan. Mr. Bennett also is entitled to participate in the Company's long-term incentive plans generally applicable to its executive officers. During fiscal 1996, the Company achieved the maximum level of adjusted pre-tax FIFO earnings established by the Committee, resulting in Mr. Bennett earning the maximum amount of annual incentive compensation permitted under his employment agreement. In addition, Mr. Bennett received a special cash award during fiscal 1996 of $562,500, and vesting of all of his stock options and shares of restricted stock was accelerated, as a result of his role in directing the Company's acquisition of Super Rite Corporation, a transaction which doubled the size of the Company and which the Committee believes positions the Company for continued growth. In determining Mr. Bennett's compensation under his employment agreement, as amended, the Committee also considered his exemplary performance and contribution to the growth and success of the Company and his outstanding leadership in bringing about the achievement of nonfinancial goals as well as financial results clearly exceeding those of industry competitors, including six consecutive years of record operating profit. In addition, the Committee reviewed compensation of other chief executive officers in the wholesale and retail grocery industry, including those employed by companies in the Peer Group used in the performance graph set forth below. The Committee considered the Company's financial performance during Mr. Bennett's tenure to be superior relative to the companies in the industry. During Mr. Bennett's tenure as Chief Executive Officer, the total market capitalization of the Company (determined by multiplying share price by number of shares outstanding) has risen from approximately $55 million during fiscal 1991 to more than $1 billion at the end of fiscal 1996.

         In conclusion, the Committee believes that the compensation policies and practices of the Company herein described are fair and equitable and are in keeping with the best interests of the Company and its shareholders.

                        Executive Compensation Committee

                            Albert F. Sloan, Chairman
                                 Grace E. Harris
                             Michael E. Julian, Jr.
                               George H. Thomazin
                                 James E. Ukrop

                 Summary of Cash and Certain Other Compensation

         The following table shows, for the fiscal years ended April 27, 1996, April 29, 1995, and April 30, 1994, the cash compensation paid, as well as certain other compensation paid or accrued, by the Company to the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers").

                                            SUMMARY COMPENSATION TABLE

                                                                                                                 Long-Term
                                                               Annual Compensation                         Compensation Awards(2)
                                                    -----------------------------------------           ----------------------------
                                                                                  Other                 Securities
           Name and                                                               Annual                Underlying       All Other
      Principal Position          Fiscal                                          Compen-                Options/         Compen-
      at April 27, 1996            Year            Salary            Bonus        sation (1)             SARs (3)        sation (4)
- ----------------------------------------------------------------------------------------------         -----------------------------
Donald D. Bennett                  1996            $417,794         $637,500        $691,875              30,000          $ 6,671
  Chairman and Chief               1995             350,000          630,000                              30,000            2,529
  Executive Officer                1994             348,077          525,000                              20,000            5,785


John E. Stokely                    1996             242,804          250,000         479,375              15,000            7,002
  President and Chief              1995             174,433          160,000          31,000              12,000            5,820
  Operating Officer                1994             169,846          150,000                              10,000            3,852


John F. Rotelle                    1996             250,000           50,000                                               16,108
  Chairman -                       1995             160,305          100,000                               4,000              481
  Rotelle, Inc.(5)

Edgar E. Poore                     1996             164,621          107,250                                                2,748
  Executive Vice                   1995             161,000          110,000                              12,000            4,025
  President                        1994             160,942          104,650                              10,000            5,525


Christopher A. Brown               1996             155,178          113,750                              10,000            1,482
  Senior Executive                 1995             149,592          107,250                              10,000            1,379
  Vice President -                 1994             114,962           78,000                              10,000            1,707
  Super Rite Foods, Inc.

- -------------------
     (1) With respect to Messrs. Bennett and Stokely, reflects: receipt of special cash awards in fiscal 1996 of $562,500 and $350,000, respectively, as a result of their respective roles in completing the Company's acquisition of Super Rite Corporation; and the dollar value of awards of Common Stock under the Omnibus Stock Incentive Plan, based on the fair market value of Common Stock on the date of grant. None of the Named Executive Officers received other perquisites or other personal benefits, securities or property with an aggregate value in excess of the lesser of $50,000 or 10% of the total of his salary and bonus shown above.

     (2) The aggregate number and value of shares of restricted stock held by the Named Executive Officers as of April 27, 1996, were as follows: Mr. Bennett
- - 0, $0; Mr. Stokely - 8,000,  $264,000; Mr. Rotelle - 0, $0; Mr. Poore - 8,000,
$264,000; and Mr. Brown - 4,000, $132,000. None of such shares vest, in whole or in part, in less than three years from the date of grant. Dividends are paid on restricted stock at the same rate and times as on all other shares of Common Stock. No awards of restricted stock were made in fiscal 1996.

     (3) Reflects nonqualified stock options granted under the Company's Omnibus Stock Incentive Plan.

     (4) "All Other Compensation" for fiscal 1996 consists of: (i) the Company's 25% matching contributions under the Company's Savings and Stock Ownership Plan to the Named Executive Officers as follows: Mr. Bennett - $1,768; Mr. Stokely - $2,194; Mr. Rotelle - $1,685; Mr. Poore - $1,479; and Mr. Brown - $1,482; and
(ii) the amounts awarded to the following Named Executive Officers under the Company's Vacation to Stock Conversion Plan (which amounts, net of applicable withholdings, were distributed in the form of shares of Common Stock based on the fair market value of the Common Stock as of the plan's determination date):
Mr. Bennett - $4,904; Mr. Stokely - $4,808; Mr. Rotelle - $14,423; and Mr. Poore
- - $1,269.

     (5) Mr. Rotelle became an executive officer of Richfood on August 23, 1994, as a result of the Company's acquisition of Rotelle, Inc.

                             Stock Options and SARs

         The following table contains information concerning the grants of options made during fiscal 1996 under the Company's Omnibus Stock Incentive Plan to the Named Executive Officers. No SARs were granted during fiscal 1996.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                                   Potential
                                                                                                              Realizable Value at
                                                                                                                Assumed Annual
                                                                                                             Rates of Stock Price
                                                                                                                 Appreciation
                                      Individual Grants                                                       for Option Term (1)
- -----------------------------------------------------------------------------------------------       ------------------------------

                                              % of Total                                                   5% (4)           10% (4)
                               Number of       Options/                                                   (Assumes         (Assumes
                              Securities         SARs                                                     a Company        a Company
                              Underlying      Granted to                                                   Common           Common
                               Options/        Employees       Exercise                                     Stock            Stock
                                 SARs          in Fiscal       or Base          Expiration                Price of         Price of
           Name               Granted (2)        Year          Price (3)           Date                    $42.15)          $67.11)
- -----------------------------------------------------------------------------------------------       ------------------------------
Donald D. Bennett               30,000           11.6%          $25 7/8         10/15/2005                $488,178        $1,237,140
John E. Stokely                 15,000            5.8           $25 7/8         10/15/2005                 244,089           618,570
John F. Rotelle                    0                -              -                 -                           -                 -
Edgar E. Poore                     0                -              -                 -                           -                 -
Christopher A. Brown            10,000            3.9           $25 7/8         10/15/2005                 162,726           412,380

- ------------
     (1) The potential realizable value is based upon assumed future prices for the Common Stock that are derived from the specified assumed annual rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the actual future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

     (2) All option grants consisted of nonqualified stock options granted under the Omnibus Stock Incentive Plan. Except with respect to Mr. Bennett, these grants become exercisable in one-fourth installments on December 15, 1996, 1997, 1998 and 1999. On April 18, 1996, the Executive Compensation Committee of the
Board of Directors accelerated the vesting of all of Mr. Bennett's stock options.

     (3) The exercise price was set at the fair market value of Common Stock on the date of the grant. The exercise price may be paid in cash or in Common Stock valued at fair market value on the date preceding the date of exercise, or a combination of cash and Common Stock.

     (4) The 5% and 10% assumed annual rates of stock price appreciation used to calculate potential option gains shown above are required by the rules of the Securities and Exchange Commission. The actual gains that will be realized, if and when the Named Executive Officers exercise the options granted in fiscal 1996, will be dependent on the future performance of the Common Stock. The following is provided to illustrate the relationship between the hypothetical gain that would be realized by the Named Executive Officers upon the exercise of such options and the hypothetical gain that would be realized by all shareholders as a result of the assumed stock price appreciation:

                                                                                                    Annual Rate of Stock Price
                                                                                                          Appreciation
                                                                                          ------------------------------------------
                                                                                                 5%                       10%
                                                                                          -----------------       ------------------
Resulting stock price based on $25 7/8 starting price                                     $        42.15           $        67.11

Per share gain                                                                                     16.27                    41.24

Aggregate gain that would be realized by all shareholders (based on 31,207,989 shares        507,753,981            1,287,017,466
outstanding on the effective date of the grant)

Aggregate hypothetical gain on all fiscal 1996 options granted to the Named Executive            894,993                2,268,090
Officers if $42.15 and $67.11 prices, respectively, are achieved

Hypothetical aggregate gains for the Named Executive Officers as a percentage of all                0.18%                    0.18%
shareholders' gains

                        Option/SAR Exercises and Holdings

         The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options and SARs during fiscal 1996, and unexercised options and SARs held by them on April 27, 1996.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                        Number of Securities       Value of Unexercised
                                                                             Underlying                In-the-Money
                                                                             Unexercised          Options/SARs at Fiscal
                                                                           Options/SARs at             Year-End(3)
                                                                         Fiscal Year-End(2)
                              Shares Acquired            Value              Exercisable/               Exercisable/
           Name               on Exercise (1)          Realized           Unexercisable(4)           Unexercisable(4)
           ----               ---------------          --------           ----------------          -----------------
Donald D. Bennett                   5,000               $33,125                   75,000/0              $1,001,250/$0
John E. Stokely                         0                     0              22,250/40,000            500,734/547,373
John F. Rotelle                         0                     0                1,000/3,000              17,500/52,500
Edgar E. Poore                          0                     0             107,000/22,000          2,846,188/440,500
Christopher A. Brown                    0                     0              34,500/26,500            840,225/387,750

- -----------
     (1) Represents only nonqualified stock options granted under the Company's Omnibus Stock Incentive Plan.

     (2) Represents only nonqualified stock options granted under the Company's Long-Term Incentive Plan and/or Omnibus Stock Incentive Plan. Each nonqualified stock option granted under the Company's Long-Term Incentive Plan includes a tandem SAR.

     (3) The value of unexercised in-the-money options represents the positive spread between the April 27, 1996, closing price of Common Stock ($33.00) and the exercise price of any unexercised options.

     (4) The options represented could not be exercised by the named executive as of April 27, 1996, and future exercisability is subject to the executive remaining employed by the Company or its subsidiaries or, in the case of Mr. Poore, continuing to serve as a consultant to the Company, for up to four years from the date of grant, subject to acceleration for death or total disability of the executive or a "change in control" of the Company (as defined in the applicable option agreements).

                               Pension Plan Table

     The table below illustrates the approximate aggregate retirement benefits payable under the Company's funded defined benefit pension plan for its salaried employees and supplemental retirement plan for certain officers and other key employees retiring at age 65. The amounts reflected in the table are stated in payments in the form of a life annuity. Other actuarially equivalent forms of benefit may be selected. The amounts reflected in the table are subject to offset for Social Security and other benefits.

                      Annual                                 Years of Credited Service (2)
                 Compensation (1)               10                  15                   20                 25
                 ------------            ------------------------------------------------------------------------
                  $    100,000   . . . . .   $ 60,000            $ 65,000            $ 70,000            $ 70,000
                       200,000   . . . . .    120,000             130,000             140,000             140,000
                       300,000   . . . . .    180,000             195,000             210,000             210,000
                       400,000   . . . . .    240,000             260,000             280,000             280,000
                       500,000   . . . . .    300,000             325,000             350,000             350,000
                       600,000   . . . . .    360,000             390,000             420,000             420,000

- ------------
     (1) Annual compensation is the average of a participant's highest five consecutive years' compensation (base salary plus overtime and commissions) during the last ten years and approximates, in the case of the Named Executive Officers, the amounts reported as salary in the Summary Compensation Table.

     (2) The years of credited service for the Named Executive Officers as of April 27, 1996, were as follows: Mr. Bennett - 6; Mr. Stokely - 6; Mr. Rotelle - 2; Mr. Poore - 10; and Mr. Brown - 6. With respect to Mr. Bennett's benefits under the Company's Supplemental Executive Retirement Plan, see "Employment Continuity Agreements."

                        Employment Continuity Agreements

         Mr. Bennett. The Company entered into a new employment and severance benefits agreement with Mr. Bennett, effective April 28, 1996, to ensure his continued service to the Company through his retirement. The agreement provides for Mr. Bennett's employment in his current capacity of Chairman of the Board and Chief Executive Officer through December 1996, and as Chairman of the Board from January 1997 through December 1998. The agreement further provides that, prior to its expiration in December 1998, the Company and Mr. Bennett will enter into a consulting agreement which will provide for his continued service to the Company through age 65. The agreement also provides that the Board of Directors will nominate Mr. Bennett for election to the Board at each annual meeting of shareholders during the term of the agreement, and will use its best efforts to cause Mr. Bennett to be duly elected to the Board at each such meeting.

         The agreement sets Mr. Bennett's salary at $500,000 per year through 1998, and provides that (i) during the term of the agreement the Company will pay Mr. Bennett's portion of the premiums for coverage under the Company's life, accident, medical and dental benefits plans, and (ii) unless Mr. Bennett's employment is terminated during the term of the agreement by the Company for cause or by Mr. Bennett (other than upon his disability or following a "change in control" of the Company, as defined below), the Company will provide to Mr. Bennett following the termination of his employment (at the Company's expense) coverage under life insurance policies consistent with those currently provided by the Company for his benefit through age 65, and medical and dental benefits of the type generally provided from time-to-time to the Company's executive employees until his death. In addition, the agreement provides for the payment of a lump-sum severance benefit equal to one year's salary in the event Mr. Bennett is terminated during the term of the agreement (i) by the Company other than for cause or upon his death or disability, (ii) by the Company for any reason other than death or disability within one year following a "change in control" of the Company or (iii) by Mr. Bennett within one year following a "change in control" of the Company. The agreement also provides that Mr. Bennett is entitled to a vested benefit under the Company's Supplemental Executive Retirement Plan (the "SERP") based upon his having attained age 65 and having completed 20 years of credited service, with credited monthly compensation to be based upon the base salary contemplated in the agreement. In addition, the agreement provides that, upon any "change in control" of the Company, Mr. Bennett shall be entitled to receive a lump-sum payment in an amount equal to the actuarial equivalent of the benefit he otherwise would be entitled to receive under the SERP upon retirement. In addition, if a "change in control" of the Company occurs during the term of the agreement and Mr. Bennett becomes liable for any excise tax with respect to any payment or benefit under this agreement or any of the Company's benefit plans, the Company shall pay Mr. Bennett an amount equal to (i) such excise tax, plus (ii) the federal, state and local income taxes, and federal hospitalization tax, for which Mr. Bennett is liable on account of the payment described in clause (i) of this sentence and the additional payments described in this clause (ii).

         Mr. Stokely. The Company entered into a new employment and severance benefits agreement with Mr. Stokely, effective April 28, 1996, to extend his employment with the Company through April 2001. The agreement provides for Mr. Stokely's employment in his current capacity of President and Chief Operating Officer through December 1996, and as President and Chief Executive Officer through April 28, 2001. The agreement also provides that the Board of Directors will nominate Mr. Stokely for election to the Board of Directors at each annual meeting of shareholders during the term of the agreement, and will use its best efforts to cause Mr. Stokely to be duly elected to the Board at each such meeting.

         The agreement sets Mr. Stokely's salary at $400,000 per year (subject to annual review for possible increase in light of his performance), and provides for annual incentive compensation equal to the sum of (i) 50% of his base salary if the Company achieves target pre-tax FIFO earnings, plus (ii) 1% of the amount by which the Company's pre-tax FIFO earnings exceed target pre-tax FIFO earnings. The agreement also provides that (i) during the term of the agreement the Company will pay Mr. Stokely's portion of the premiums for coverage under the Company's life, accident, medical and dental benefits plans, and (ii) unless Mr. Stokely's employment is terminated during the term of the agreement by the Company for cause or by Mr. Stokely (other than upon his disability or following a "change in control" of the Company), the Company will provide to Mr. Stokely for a period of 5 years following the termination of his employment (at the Company's expense) coverage under life insurance policies consistent with those currently provided by the Company for his benefit, and medical and dental benefits of the type generally provided from time-to-time to the Company's executive employees. In addition, the agreement provides for the payment of a lump-sum severance benefit equal to one year's salary in the event Mr. Stokely is terminated during the term of the agreement (i) by the Company other than for cause or upon his death or disability, (ii) by the Company for any reason other than death or disability within one year following a "change in control" of the

Company or (iii) by Mr. Stokely within one year following a "change in control" of the Company. The agreement also provides that upon any "change in control" of the Company Mr. Stokely shall be entitled to receive a lump-sum payment in an amount equal to the actuarial equivalent of the benefit he otherwise would be entitled to receive under the SERP upon retirement. In addition, if a "change in control" of the Company occurs during the term of the agreement and Mr. Stokely becomes liable for any excise tax with respect to any payment or benefit under this agreement or any of the Company's benefit plans, the Company shall pay Mr. Stokely an amount equal to (i) such excise tax, plus (ii) the federal, state and local income taxes, and federal hospitalization tax, for which Mr. Stokely is liable on account of the payment described in clause (i) of this sentence and the additional payments described in this clause (ii).

         Mr. Rotelle. In connection with the Company's acquisition of Rotelle, Inc. in August 1994, the Company entered into an employment and severance benefits agreement with Mr. Rotelle. The agreement provides for Mr. Rotelle's employment by Rotelle, Inc. through August 1998 at a salary of $250,000 per year and provides for annual incentive compensation equal to a pre-determined percentage (up to a maximum of 40%) of Mr. Rotelle's annual base salary based on the Company's adjusted pre-tax FIFO earnings. In addition, the agreement provides for the payment of a lump-sum severance benefit equal to one year's salary in the event Mr. Rotelle is terminated during the term of the agreement
(i) by the Company other than for cause or upon his death of disability, (ii) by the Company for any reason other than death or disability within one year following a "change in control" of the Company or (iii) by Mr. Rotelle within one year following a "change in control" of the Company if his job title or responsibilities are materially reduced.

         Definition of "Change in Control." For purposes of the foregoing employment and severance benefits agreements, a "change in control" of the Company means, in general, the occurrence of any of the following events: (i) any person or group becomes the beneficial owner of securities representing more than 50% of the aggregate voting power of all classes of the Company's then-outstanding voting securities; or (ii) the shareholders of the Company approve (a) a plan of merger, consolidation or share exchange between the Company and any entity other than a subsidiary, or (b) a proposal with respect to the sale, lease, exchange or other disposal of all, or substantially all, of the Company's property.

                                Performance Graph

         The following graph compares the cumulative total return for Company Common Stock to the cumulative total returns for the Standard & Poor's 500 Composite Index and an index of peer companies (the "Peer Group") selected by the Company for the Company's last five fiscal years. Companies in the Peer Group are as follows: Fleming Companies Inc., Nash-Finch Company, Super Food Services, Inc. and Supervalu Inc. The index of peer companies presented by the Company in its proxy statements for use in connection with its 1993, 1994 and 1995 annual meetings of shareholders included Super Rite Corporation ("Super Rite"). Super Rite was acquired by the Company, and ceased trading as a public company, effective October 15, 1995. Accordingly, Super Rite has been eliminated from the Peer Group. The graph assumes an investment of $100 in Company Common Stock and in each index as of April 26, 1991, and that all dividends were reinvested.


                   5 Year Comparison: Richfood Holdings, Inc.
                    vs. Standard & Poor's 500 vs. Peer Group

                         4/2/91    5/1/92   4/30/93    4/29/94    4/28/95     4/26/96
Richfood Holdings, Inc.   $100      $119     $184       $231       $277        $459
Standard & Poor's 500     $100      $112     $123       $130       $153        $198
Peer Group                $100      $ 93     $109       $106       $ 95        $ 99

                 Certain Relationships and Related Transactions

         During fiscal 1996, the Company sold products and services to, and engaged in certain other transactions with, entities affiliated with Messrs. Julian and Ukrop. See "Company Compensation Committee Interlocks and Insider Participation." The Company believes that all such transactions were made on terms comparable to those that would have been agreed to with unaffiliated third parties in similar transactions.

         During fiscal 1995, the Company made a secured loan to Mr. Donald D. Bennett, Chairman and Chief Executive Officer of the Company, in the amount of $60,000 at a rate of interest equal to 6.0% per annum. In addition, during fiscal 1996 the Company made secured loans to Mr. Bennett in the aggregate amount of $110,000 at rates of interest equal to 5.90% and 5.79% per annum. The largest aggregate amount of indebtedness outstanding under such loans during fiscal 1996, including accrued interest, was $179,522, and the aggregate unpaid balance thereof on July 1, 1996, was $120,000.

         During fiscal 1994, the Company made a $73,938 secured loan to Mr. John
E. Stokely, President and Chief Operating Officer of the Company, at a rate of interest equal to 3.68% per annum. In addition, in June 1994, the Company made secured loans to Mr. Stokely in the aggregate amount of $457,127, at a rate of interest equal to 5.56% per annum. The largest aggregate amount of indebtedness outstanding under such loans during fiscal 1996, including accrued interest, was $143,767, and the aggregate unpaid balance thereof on July 1, 1996, was $131,064.

         During fiscal 1994, the Company made a $348,750 secured loan to Mr. Edgar E. Poore, Executive Vice President of the Company, at a rate of interest equal to 5.07% per annum. Also during fiscal year 1994, the Company made a $220,000 secured loan to Mr. Poore at a rate of interest equal to 4.51% per annum. The largest aggregate amount of indebtedness outstanding under such loans during fiscal 1996, including accrued interest, was $446,386, and the aggregate unpaid balance thereof on July 1, 1996, was $355,917.

         During fiscal 1996, the Company made a $114,764 secured loan to Mr. J. Stuart Newton, Senior Vice President and Chief Financial Officer of the Company, at a rate of interest equal to 5.76% per annum. The largest amount of indebtedness outstanding under such loan during fiscal 1996, including accrued interest, was $115,180, and the unpaid balance thereof on July 1, 1996, was $114,764.

         Prior to the Company's October 1995 acquisition of Super Rite, Super Rite made a $186,559 secured loan, without interest, to Mr. David G. Gundling, President and Chief Operating Officer -Wholesale of Super Rite. The largest amount of indebtedness outstanding under such loan during fiscal 1996 was $186,559. Such loan was repaid in full during fiscal 1996.

         Prior to the Company's October 1995 acquisition of Super Rite, Super Rite made various loans, without interest, to Mr. John D. Ryder, President and Chief Operating Officer - Retail of Super Rite, in the aggregate principal amount of $537,000. The largest aggregate amount of indebtedness outstanding under such loans during fiscal 1996 was $537,000. All of such loans were repaid in full during fiscal 1996.

         Prior to the Company's October 1995 acquisition of Super Rite, Super Rite made a $396,858 secured loan, without interest, to Mr. Peter Vanderveen, former President of Super Rite. The largest amount of indebtedness outstanding under such loan during fiscal 1996 was $396,858. Such loan was repaid in full during fiscal 1996.

           Compensation Committee Interlocks and Insider Participation

         The Executive Compensation Committee of the Board is composed of Messrs. Albert F. Sloan (Chairman), Michael E. Julian, Jr., George H. Thomazin and James E. Ukrop and Dr. Grace E. Harris.

         Mr. Julian is Chairman, President and Chief Executive Officer of Farm Fresh, Inc. ("Farm Fresh"). During fiscal 1996, Farm Fresh and its affiliates paid $365,384,617 to the Company for products and services purchased from the Company. During fiscal 1993, the Company assisted Marketplace Acquisition Corp. ("MAC"), an affiliate of Farm Fresh, in its purchase of seven retail grocery stores operated under the "Gene Walter's Marketplace" format and related assets from Marketplace Foods, Inc. During fiscal 1993, a Company subsidiary made a secured purchase money bridge loan to MAC at a rate of interest equal to Crestar Bank's prime lending rate plus two percent. The largest amount outstanding under such loan since the beginning of fiscal 1996, including accrued interest, was $1,115,348. The outstanding principal balance of such loan on July 1, 1996, was $1,113,000. In addition, the Company leases 10 retail grocery store sites and subleases such sites to Farm Fresh and its affiliates. Such subleases require Farm Fresh and its affiliates to pay and perform all obligations of the Company under such leases. The aggregate base rental for such stores during fiscal 1996, all of which was paid by Farm Fresh and its affiliates, was $2,703,568. During fiscal 1995, the Company agreed to guarantee certain of Farm Fresh's obligations under two retail grocery store leases; one such guarantee became effective in fiscal 1996, and the second guarantee became effective in fiscal 1997. Farm Fresh's rental obligation that was guaranteed by the Company during fiscal 1996 was $403,861. In fiscal 1997, Farm Fresh's aggregate rental obligations under the two leases that will be guaranteed by the Company will be $807,004. Mr. Julian formerly was Executive Vice President and Chief Operating Officer of the Company (1987) and of Richfood, Inc. (1986-1987).

         Mr. Ukrop is Vice-Chairman and Chief Executive Officer of Ukrop's Super Markets, Inc. ("Ukrop's"). During fiscal 1996, Ukrop's paid $208,257,292 to the Company for products and services purchased from the Company. In addition, Ukrop's subleases from the Company approximately 32,000 square feet of warehouse space in the Company's Chester, Virginia, facility. The aggregate rental paid by Ukrop's to the Company under the sublease during fiscal 1996 was $108,969. The sublease has been extended on a month-to-month basis until October 31, 1996, at a monthly rental of $9,535.

         The Company believes that all of the transactions with affiliates described above were made on terms comparable to those that would have been agreed to with unaffiliated third parties in similar transactions.

                            Section 16(a) Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and owners of more than 10% of the Common Stock are required by regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons who were not required to file a Form 5 for fiscal 1996, the Company believes that all of its executive officers, directors and owners of more than 10% of the Common Stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal 1996, except that (i) during fiscal 1996 Mr. James E. Ukrop filed an amended Form 5 for fiscal 1995 to report one disposition by gift of shares of Common Stock, and (ii) Mr. John E. Ryder filed one late report on Form 4 with respect to two sale transactions during fiscal 1996.

                    APPROVAL OF THE AMENDMENT AND RESTATEMENT
                       OF THE OMNIBUS STOCK INCENTIVE PLAN

                                  (Proposal 2)

         The Board proposes that the shareholders approve the amendment and restatement of the Omnibus Stock Incentive Plan. The Omnibus Stock Incentive Plan was originally approved by the shareholders at the 1991 annual meeting. The amended and restated Omnibus Stock Incentive Plan (the "Amended Plan") was adopted by the Board on June 13, 1996, subject to approval by the Company's shareholders. If the Amended Plan is approved by the shareholders, no further awards will be made under the Super Rite Corporation 1991 Omnibus Stock Incentive Plan, and the balance of the pre-amendment share authorization under the Omnibus Stock Incentive Plan will be cancelled.

         The Omnibus Stock Incentive Plan amendments (i) increase the number of shares of Common Stock that may be issued under the Amended Plan, (ii) impose limits on the awards that may be made to any individual, and (iii) identify objective performance criteria that may apply to awards. The following paragraphs summarize the principal features of the Amended Plan. Such summary is subject, in all respects, to the terms of the Amended Plan, which is incorporated herein by reference. The Company will provide promptly, upon request and without charge, a copy of the full text of the Amended Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Daniel R. Schnur, Senior Vice President, General Counsel & Secretary, Richfood Holdings, Inc., 8258 Richfood Road, Mechanicsville, Virginia 23111 (telephone (804) 746-6000).

         The Board of Directors believes that the Amended Plan will benefit the Company by (i) assisting it in recruiting and retaining officers and key employees with ability and initiative, (ii) providing greater incentive for officers and key employees and (iii) associating the interests of officers and key employees with those of the Company and its shareholders through opportunities for increased stock ownership. The principal features of the Amended Plan are summarized below.

Summary of the Amended and Restated Omnibus Stock Incentive Plan

         The Executive Compensation Committee will administer the Amended Plan, although the Committee may delegate its authority to an officer of the Company. However, the Committee may not delegate its authority with respect to employees who are subject to Section 16 of the Securities Exchange Act of 1934, as amended. The Committee or its delegate will select the employees who will participate in the Amended Plan ("Participants"). The Committee or its delegate may, from time to time, grant stock options, SARs, stock awards and performance shares to Participants. No person may participate in the Amended Plan while he is a member of the Committee.

         Any employee of the Company or any affiliate (as defined) who, in the Committee's or its delegate's judgment, has contributed to the profitability or growth of the Company or one of its affiliates may be granted awards under the Amended Plan. All awards made under the Amended Plan will be evidenced by written agreements between the Company and the Participant. The Committee or its delegate may establish guidelines supplementing the provisions of the Amended Plan to aid in the selection of Participants and to determine the amounts, time and other terms of the awards. The Company is not able to estimate the number of individuals that the Committee or its delegate will select to participate in the Amended Plan or the type or size of awards that the Committee or its delegate will approve in the future.

         Options granted under the Amended Plan may be incentive stock options ("ISOs") or nonqualified stock options. A stock option entitles the Participant to purchase shares of Common Stock from the Company at the option price. The option price will be fixed by the Committee or its delegate at the time the option is granted, but the price cannot be less than the fair market value of a share of Common Stock on the date of the grant, in the case of an ISO, or less than 50% of the fair market value of a share of Common Stock on the date of the grant in the case of a nonqualified stock option. The option price may be paid in cash, with shares of Common Stock, by reducing the number of shares otherwise issuable under the option, a combination of cash and shares of Common Stock or, with the consent of the Committee or its delegate, in installments. Options may be exercised at such times and subject to such conditions as may be prescribed by the Committee or its delegate. The maximum period in which an option may be exercised will be fixed by the Committee or its delegate at the time the option is granted but cannot exceed ten years. Options are nontransferable except by will or the laws of descent and distribution.

         No employee may be granted ISOs (under the Amended Plan or any other plan of the Company) that are first exercisable in a calendar year for Common Stock having a fair market value (determined as of the date the option is granted) exceeding $100,000. In addition, no Participant may be granted options in any calendar year for more than 75,000 shares of Common Stock.

         SARs generally entitle the Participant to receive the excess of the fair market value of shares of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Common Stock on the date of grant. The Amended Plan provides that the Committee or its delegate may prescribe that the Participant will realize appreciation on a different basis than described in the preceding sentences. For example, the Committee or its delegate may limit or increase the amount of appreciation that may be realized upon the exercise of an SAR.

         SARs may be granted as corresponding SARs or independent of option grants. To exercise a corresponding SAR, the Participant must surrender unexercised that portion of the stock option to which the corresponding SAR relates.

         SARs may be exercised at such times and subject to such conditions as may be prescribed by the Committee or its delegate. The maximum period in which a SAR may be exercised will be fixed by the Committee or its delegate at the time the SAR is granted but cannot exceed ten years. SARs are nontransferable except by will or the laws of descent and distribution.

         No Participant may be granted SARs that are independent of option grants in any calendar year for more than 25,000 shares of Common Stock or corresponding SARs for more than 75,000 shares of Common Stock. For purposes of this limitation (and the limitation on individual option grants), an option and a corresponding SAR are treated as a single award.

         The Amended Plan also permits the grant of shares of Common Stock as stock awards (a "Stock Award"). A Stock Award may be subject to forfeiture or nontransferable or both unless and until certain conditions are satisfied. No Participant may be granted Stock Awards (other than Stock Awards issued in settlement of performance shares) in any calendar year for more than 25,000 shares of Common Stock.

         Performance shares also may be granted to Participants. A performance share award (a "Performance Share") is stated with reference to a specified number of shares of Common Stock. To the extent that a Performance Share is earned, the Participant may receive a Stock Award, a cash payment or a combination of cash and a Stock Award based on the fair market value of the number of shares earned under the Performance Share award. No Participant may be granted Performance Shares with respect to more than 25,000 shares of Common Stock in any calendar year.

         The exercisability of an option or SAR, the vesting or transferability of a Stock Award and the Participant's rights under a Performance Share award may be conditioned upon the attainment of certain performance goals. The Amended Plan provides that those goals or objectives may be stated with reference to the Company's, an affiliate's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, total sales, sales growth, return on capital, return on assets or the fair market value of the Common Stock.

         A maximum of 1,500,000 shares of Common Stock may be issued under the Amended Plan in connection with awards made after June 13, 1996. This limitation will be adjusted, as the Committee or its delegate determines is appropriate, in the event of a change in the number of outstanding shares of capital stock by reason of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event. The terms of outstanding awards also may be adjusted by the Committee or its delegate to reflect such changes.

         No option or SAR may be granted, and no Stock Awards and Performance Shares may be awarded, under the Amended Plan after June 13, 2006. The Board of Directors may, without further action by shareholders, terminate or suspend the Amended Plan in whole or in part. The Board of Directors also may further amend the

Amended Plan, except that without shareholder approval no such amendment may materially increase the number of shares of Common Stock that may be issued under the Amended Plan, materially change the class of individuals who may be selected to participate in the Amended Plan or materially increase the benefits that may be provided under the Amended Plan.

         The Company has been advised by counsel that for federal income tax purposes, no taxable income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant's exercise of the option. Income is recognized by a Participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified stock option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the fair market value of the shares of Common Stock received upon such exercise and the option price.

         No taxable income is recognized by a Participant upon the grant of an SAR. The exercise of an SAR generally is a taxable event. The Participant generally must recognize income equal to any cash that is paid, plus the fair market value of shares of Common Stock that are received, in settlement of an SAR.

         Income is recognized on account of a Stock Award when the shares first become transferable or are no longer subject to a substantial risk of forfeiture. At that time the Participant recognizes income equal to the fair market value of the shares of Common Stock received.

         No taxable income is recognized by a Participant upon an award of Performance Shares. Income is recognized when the Performance Shares are settled in an amount equal to any cash that is paid, plus the fair market value of any shares of Common Stock that are received.

         A Participant's employer (either the Company or an affiliate) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or SAR or the vesting of a Stock Award or the settlement of Performance Shares. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of shares of Common Stock received upon the exercise of an ISO.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE RICHFOOD HOLDINGS, INC.
OMNIBUS STOCK INCENTIVE PLAN.

                  INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY

         KPMG Peat Marwick LLP ("Peat Marwick") served as independent public accountants for the Company for fiscal 1996. The Company believes that, in light of its recent growth, the increasing complexity of its business and the cost of accounting services, it is an appropriate time to review its selection of independent public accountants. Accordingly, the Company has submitted a request for proposal to each of the six nationally-recognized independent public accounting firms, including Peat Marwick, requesting that such firms submit proposals to serve as the Company's independent public accountants for fiscal 1997. Such proposals are not yet due and, accordingly, no independent public accounting firm has yet been selected, or recommended to the Company's shareholders for ratification, for fiscal 1997. Representatives of Peat Marwick are expected to be present at the annual meeting and will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                        PROPOSALS FOR 1997 ANNUAL MEETING

         Any proposal submitted by a shareholder for inclusion in the proxy materials for the next annual meeting of shareholders must be delivered to the Company at its principal office not later than March 21, 1997.

         In addition to any other applicable requirements, for business to be properly brought before the 1997 annual meeting by a shareholder, even if the proposal is not to be included in the Company's proxy statement, the Company's bylaws provide that the shareholder must give timely notice in writing to the Secretary of the Company not later than May 27, 1997. As to each such matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address of, and class and number of shares beneficially owned by, the shareholder proposing such business and (iii) any material interest of the shareholder in such business.

                                  OTHER MATTERS

         As of the date of this statement, management knows of no business that will be presented for consideration at the annual meeting other than that stated in this notice. As to other business, if any, and matters incident to the conduct of the annual meeting that may properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

         Shareholders, whether or not they expect to attend in person, are requested to mark, date and sign the enclosed proxy and return it to the Company. Please sign exactly as your name appears on the accompanying proxy. Shareholders may revoke their proxy by delivering a written notice of revocation to the Company at its principal office to the attention of Daniel R. Schnur, Senior Vice President, General Counsel & Secretary, at any time before the proxy is exercised.

                                    Daniel R. Schnur

                                    Senior Vice President, General Counsel
                                    & Secretary

July 26, 1996

APPENDIX I - Forms of Proxy Cards and Related Instructions

RICHFOOD HOLDINGS, INC.
Richmond, Virginia  23261

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Donald D. Bennett and John E. Stokely and each of them proxies (and if the undersigned is a proxy, as substitute proxies) each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of the Company held of record by the undersigned on July 12, 1996, at the annual meeting of shareholders to be held at 10:00 a.m. on August 29, 1996, or any adjournments thereof.

              PROXY VOTE AUTHORIZATION FOR RICHFOOD HOLDINGS, INC.
     ANNUAL MEETING AUGUST 29, 1996 CUSIP 763408101-RICHFOOD HOLDINGS, INC.

The Board of Directors unanimously recommends a vote "FOR" each of the following proposals

1.    ELECTION OF DIRECTORS

          FOR all nominees listed below               WITHHOLD AUTHORITY to vote
      ( ) (except as marked to the contrary)      ( ) for all nominees listed

     Donald D. Bennett, Roger L. Gregory, Grace E. Harris, John C. Jamison,
       Michael E. Julian, Jr., G. Gilmer Minor, III, Claude B. Owen, Jr., Albert F. Sloan, John E. Stokely, John F. Rotelle, George H. Thomazin,
                       James E. Ukrop, Edward Villanueva

To  withhold   authority  to  vote  for  any  individual nominee, write that name on the line below.

- --------------------------------------------------------------------------------


2. To approve the amendment and restatement of the Richfood Holdings, Inc. Omnibus Stock Incentive Plan.

               ( ) FOR               ( ) AGAINST             ( ) ABSTAIN



                                    IN  THEIR   DISCRETION,   THE   PROXIES  ARE
                                    AUTHORIZED TO VOTE UPON SUCH OTHER  BUSINESS
                                    AND MATTERS AS MAY PROPERLY  COME BEFORE THE
                                    MEETING OR ANY ADJOURNMENTS THEREOF.

                                    Please  sign  exactly  as your name  appears
                                    hereon.   When  shares  are  held  by  joint
                                    tenants, only one of such persons need sign.
                                    When   signing   as   attorney,    executor,
                                    administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Please mark, sign, date and return the proxy card promptly, using the enclosed envelope.

                                    --------------------------------------------
                                                     Signature

                                    Date _________________________________, 1996




                             RICHFOOD HOLDINGS, INC.
                        SAVINGS AND STOCK OWNERSHIP PLAN

                                Voting Procedure

TO:  PARTICIPANTS IN THE RICHFOOD HOLDINGS, INC.
     SAVINGS AND STOCK OWNERSHIP PLAN, THE SUPER
     RITE CORPORATION EMPLOYEE INVESTMENT OPPORTUNITY
     PLAN, AND THE SUPER RITE FOODS, INC. INVESTMENT
     OPPORTUNITY PLAN AND TRUST FOR RETAIL UNION
     EMPLOYEES (collectively, the "Savings Plans")

As a participating employee in one or more of the Savings Plans, you have the right to direct the Trustees of your Savings Plan (the "Trustees") to vote the shares of Common Stock of Richfood Holdings, Inc. ("Common Stock") represented by your interest in the Trust Fund under the applicable Savings Plan at the annual meeting of shareholders of Richfood Holdings, Inc. to be held on August 29, 1996. For your information, copies of the Notice of Annual Meeting and Proxy Statement are forwarded herewith.

If the Trustees do not receive your instructions by August 26, 1996, (i) they will not vote the shares of Common Stock held in your Pre-tax Contribution and Rollover Accounts under the applicable Savings Plan at the annual meeting, and
(ii) they will vote the shares of Common Stock held in your Employer Matching Contribution and Employer Discretionary Matching Contribution Accounts under the applicable Savings Plan at the annual meeting in accordance with the recommendations of management. Please indicate your instructions on the accompanying card and return the card promptly to the Trustees in the enclosed envelope.



TO:  THE TRUSTEES OF THE RICHFOOD HOLDINGS, INC.
     SAVINGS AND STOCK OWNERSHIP PLAN, THE SUPER
     RITE CORPORATION EMPLOYEE INVESTMENT OPPORTUNITY
     PLAN, AND THE SUPER RITE FOODS, INC. INVESTMENT
     OPPORTUNITY PLAN AND TRUST FOR RETAIL UNION
     EMPLOYEES (collectively, the "Savings Plans")

         With respect to the shares of Common Stock of Richfood Holdings, Inc. represented by my interest in the Trust Fund for one or more of the Savings Plans, you are directed to sign and forward a proxy in the form being solicited by the Board of Directors of Richfood Holdings, Inc. to instruct the persons named therein, or their substitutes, to vote in accordance with the proxy statement as designated below:

              PROXY VOTE AUTHORIZATION FOR RICHFOOD HOLDINGS, INC.
     ANNUAL MEETING AUGUST 29, 1996 CUSIP 763408101-RICHFOOD HOLDINGS, INC.

The Board of Directors unanimously recommends a vote "FOR" each of the following proposals

1.       ELECTION OF DIRECTORS

          FOR all nominees listed below               WITHHOLD AUTHORITY to vote
      ( ) (except as marked to the contrary)      ( ) for all nominees listed

     Donald D. Bennett, Roger L. Gregory, Grace E. Harris, John C. Jamison,
       Michael E. Julian, Jr., G. Gilmer Minor, III, Claude B. Owen, Jr., Albert F. Sloan, John E. Stokely, John F. Rotelle, George H. Thomazin,
                       James E. Ukrop, Edward Villanueva

To  withhold   authority  to  vote  for  any  individual nominee, write that name on the line below.

- --------------------------------------------------------------------------------


2. To approve the amendment and restatement of the Richfood Holdings, Inc. Omnibus Stock Incentive Plan.

               ( ) FOR               ( ) AGAINST             ( ) ABSTAIN




         IN THEIR DISCRETION, THE TRUSTEES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AND MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

                                           Please  sign and return  promptly
                                           to the  Trustees in the  enclosed
                                           envelope.

                                           ---------------------------------
                                                      Signature

                                           Dated _____________________, 1996

APPENDIX II - Amended and Restated Omnibus Stock Incentive Plan


                            RICHFOOD HOLDINGS, INC.
                          OMNIBUS STOCK INCENTIVE PLAN
                              Amended and Restated
                            Effective June 13, 1996

                                  INTRODUCTION

             The Richfood Holdings, Inc. Omnibus Stock Incentive Plan (the Plan) was adopted by the Board of Directors of Richfood Holdings, Inc. on March 7, 1991, and was approved by shareholders at the 1991 annual meeting. The Plan authorized the grant of Options, SARs and Stock Awards.

             The Plan was amended and restated effective November 4, 1993. The amendments adopted at that time (i) clarified the definition of Common Stock,
(ii) revised the manner in which the option price and withholding tax obligations may be settled and (iii) clarified that immediately vested and transferable Stock Awards may be granted under the Plan.

             The Plan was further amended and restated effective June 13, 1996, subject to the approval of shareholders. The amendments (i) increased the number of shares that may be issued under the Plan, (ii) included provisions that will permit the award of "performance based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended and (iii) clarified the provisions regarding the grant of Performance Shares under the Plan.

             The Plan, as amended and restated herein, is effective June 13, 1996, subject to the approval of the shareholders at the 1996 annual meeting. The terms of the Plan stated herein will govern awards granted on and after June 6, 1996. Awards granted under the Plan before that date will be governed by the terms of the Plan in effect on the date of such awards and the terms of the applicable Agreements.

                                   ARTICLE I
                                  DEFINITIONS

1.01. Affiliate means any "subsidiary or "parent" corporation (within the meaning of Section 424 of the Code) of the Company.

1.02. Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an award of Performance Shares, or an Option, SAR or Stock Award granted to such Participant.

1.03.        Board means the Board of Directors of the Company.

1.04.        Committee means the Executive Compensation Committee of the Board.

1.05. Common Stock means the common stock, without par value, of the Com-pany.

1.06.        Company means Richfood Holdings, Inc.

1.07. Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.08. Fair Market Value means, on any given date, the last sales price of a share of Common Stock as reported on the NASDAQ over-the-counter national reporting system of the National Association of Securities Dealers as reported by the National Quotation Bureau, Inc. on such date. The preceding sentence to the contrary notwithstanding, if the Common Stock is listed upon any established stock exchange, the Fair Market Value on any given day shall be the closing price of the Common Stock on such exchange. If the Common Stock was not traded on the NASDAQ over-the-counter national market or on an established stock exchange on such day, then the Fair Market Value is determined with reference to the next preceding day that the Common Stock was so traded.

1.09. Initial Value means, with respect to an SAR, the Fair Market Value of one share of Common Stock on the date of grant, as set forth in the Agreement.

1.10. Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.11. Participant means an employee of the Company or an Affiliate, including an employee who is a member of the Board, who satisfies the requirements of Article IV and is selected by the Committee to receive an award of Performance Shares, an Option, a SAR, or a Stock Award or a combination thereof.

1.12. Performance Shares means an award which, in accordance with and subject to an Agreement, will entitle the Participant to receive a Stock Award, a payment of cash, or a combination thereof.

1.13. Plan means the Richfood Holdings, Inc. Omnibus Stock Incentive Plan.

1.14. Restricted Stock means shares of Common Stock that are nontransferable or subject to a substantial risk of forfeiture or both and that the Committee may grant to a Participant pursuant to a Stock Award. Shares of Common Stock shall cease to be Restricted Stock when, in accordance with the terms of the applicable Agreement, they become transferable and free of a substantial risk of forfeiture.

1.15. SAR means a stock appreciation right that entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the amount determined by the Committee and specified in an Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Initial Value. References to "SARs" include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.16. Stock Award means Common Stock awarded to a Participant under Article X (including an award of Restricted Stock) or in full or partial settlement of an award of Performance Shares.

                                   ARTICLE II
                                    PURPOSES

         The Plan is intended to assist the Company and Affiliates in recruiting and retaining employees with ability and initiative by enabling employees to participate in its future success and to associate their interests with those of the Company and its shareholders. The Plan authorizes the award of Performance Shares, the grant of Stock Awards, SARs, and the grant of both Options qualifying under Section 422 of the Code ("incentive stock options") and Options not so qualifying. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

                                  ARTICLE III
                                 ADMINISTRATION

         Except as provided in this Article III, the Plan shall be administered by the Committee. The Committee shall have authority to award Performance Shares and to grant Options, SARs and Stock Awards upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of Performance Shares or a Stock Award. Notwithstanding any such conditions, the Committee may, in its discretion, accelerate the time at which any Option or SAR may be exercised, the time at which an award of Performance Shares may be earned or the time at which Restricted Stock may become transferable or nonforfeitable. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee or in connection with the administration of this Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option, SAR, Stock Award or an award of Performance Shares. All expenses of administering this Plan shall be borne by the Company.

         The Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee's authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as in effect from time to time. In the event of such delegation, and as to matters encompassed by the delegation, references in the Plan to the Committee shall be interpreted as a reference to the Committee's delegate or delegates. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee's delegate or delegates that were consistent with the terms of the Plan.

                                   ARTICLE IV
                                  ELIGIBILITY

4.01. General. Any employee of the Company or an Affiliate (including a corporation that becomes an Affiliate after the adoption of this Plan) is eligible to participate in this Plan if the Committee, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or an Affiliate. Directors of the Company who are employees of the Company or an Affiliate may be selected to participate in this Plan. A person who is a member of the Committee may not be awarded Performance Shares or granted Options, SARs, or Stock Awards under this Plan.

4.02. Grants. The Committee will designate individuals to whom Performance Shares are to be awarded and to whom Options, SARs and Stock Awards are to be granted and will specify the number of shares of Common Stock subject to each award or grant. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. Each award of Performance Shares and all Options, SARs, and Stock Awards granted under this Plan shall be evidenced by Agreements which shall be subject to applicable provisions of this Plan and to such other provisions as the Committee may adopt. No Par-ticipant may be granted incentive stock options or related SARs (under all incentive stock option plans of the Company and its Affiliates) which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date an Option is granted) exceeding $100,000. The preceding annual limitation shall not apply with respect to Options that are not incentive stock options.

                                   ARTICLE V
                             STOCK SUBJECT TO PLAN

         Upon the award of shares of Common Stock pursuant to a Stock Award, the Company may issue authorized but unissued Common Stock. Upon the exercise of any Option or SAR, the Company may deliver to the Participant (or the Participant's broker if the Participant so directs) authorized but unissued Common Stock. The maximum aggregate number of shares of Common Stock that may be issued under this Plan with respect to Stock Awards, Options, SARs and Performance Shares granted on or after June 13, 1996, is 1,500,000 shares, subject to adjustment as provided in Article XII. If an Option or SAR is terminated, in whole or in part, for any reason other than its exercise, the number of shares of Common Stock allocated to the Option or SAR or portion thereof may be reallocated to other Options, SARs, Stock Awards and awards of Performance Shares to be granted under this Plan. If an award of Performance Shares is forfeited, in whole or in part, without the issuance of a Stock Award, the number of shares of Common Stock allocated to the award of Performance Shares or a portion thereof may be reallocated to other Options, SARs, Stock Awards and Performance Shares to be granted under this Plan.

                                   ARTICLE VI
                           AWARDS OF OPTIONS AND SARS

         In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Option or SAR is to be granted and will specify the number of shares of Common Stock covered by such awards. Notwithstanding the preceding sentence, no individual may, in any calendar year, be granted (i) Options covering more than 75,000 shares of Common Stock, (ii) Corresponding SARs covering more than 75,000 shares of Common Stock or (iii) SARs granted independently of Options covering more than 25,000 shares of Common Stock. For purposes of this Article VI, an Option and Corresponding SAR shall be treated as a single award.

                                  ARTICLE VII
                                  OPTION PRICE

         The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Committee on the date of grant; provided, however, that the price per share for Common Stock purchased on the exercise of any Option shall not be less than fifty percent of the Fair Market Value on the date the Option is granted and provided further that the price per share for Common Stock purchased on the exercise of any Option that is an incentive stock option shall not be less than the Fair Market Value on the date the Option is granted.

                                  ARTICLE VIII
                          EXERCISE OF OPTIONS AND SARS

8.01. Maximum Option or SAR Period. The maximum period in which an Option or SAR may be exercised shall be determined by the Committee on the date of grant, except that no Option or SAR shall be exercisable after the expiration of ten years from the date the Option or SAR was granted. The terms of any Option or SAR may provide that it is exercisable for a period less than such maximum period.

8.02. Nontransferability. Any Option or SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, the Option and any Corresponding SAR that relates to such Option must be transferred to the same person(s). During the lifetime of the Participant to whom the Option or SAR is granted, the Option or SAR may be exercised only by the Participant. No right or interest of a Participant in any Option or SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

8.03. Employee Status. For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option or SAR provide that it may be exercised only during employment or within a specified period of time after termination of employment, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment. 8.04. Performance Objectives. The Committee may prescribe that an Option or SAR is exercisable only to the extent that certain performance objectives are attained. Such performance objectives may be based on the Company's, an Affiliate's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, total sales, sales growth, return on capital, return on assets, or Fair Market Value. If the Committee, on the date of the award, prescribes that an Option or SAR shall become exercisable only upon the attainment of performance objectives stated with respect to one or more of the foregoing criteria, the Option or SAR shall become exercisable only to the extent the Committee certifies that such objectives have been achieved.

                                   ARTICLE IV
                               METHOD OF EXERCISE

9.01. Exercise. Subject to the provisions of Articles VIII and XIII, an Option or SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that a Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and when the Fair Market Value exceeds the option price of the related Option. An Option or SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option or SAR could be exercised. A partial exercise of an Option or SAR shall not affect the right to exercise the Option or SAR from time to time in accordance with this Plan and the applicable Agreement with respect to remaining shares subject to the Option or related to the SAR. The exercise of either an Option or Corresponding SAR shall result in the termination of the other to the extent of the number of shares with respect to which the Option or Corresponding SAR is exercised.

9.02. Payment. Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the

Committee. Payment of all or part of the Option price also may be made by surrendering shares of Common Stock to the Company or by withholding or reducing the number of shares of Common Stock otherwise issuable to the Participant upon the exercise of an Option. If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered, withheld or reduced must not be less than the Option price of the shares for which the Option is being exercised.

9.03. Installment Payment. If the Agreement provides, and if the Participant is employed by the Company or an Affiliate on the date the Option is exercised, payment of all or part of the Option price may be made in installments. In that event, the Participant shall pay not less than ten percent (10%) of the Option price of the shares acquired upon the exercise of an Option. If the Agreement provides, payment of such portion of the Option price may be made in cash, a cash equivalent or by surrendering shares of Common Stock to the Company or by withholding or reducing the number of shares of Common Stock otherwise issuable to the Participant upon the exercise of the Option. If Common Stock is used to pay part of the Option price, the amount deemed to be paid with Common Stock shall be the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered, withheld or reduced. In the event that payment of all or part of the Option price is made in installments, the Company shall lend the Participant an amount equal to not more than ninety percent (90%) of the Option price of the shares acquired by the exercise of the Option. This amount shall be evidenced by the Participant's promissory note and shall be payable in not more than five equal annual installments, unless the amount of the loan exceeds the maximum loan value for the shares purchased, which value shall be established from time to time by regulations of the Board of Governors of the Federal Reserve System. In that event, the note shall be payable in equal quarterly installments over a period of time not to exceed five years. The Committee, however, may vary such terms and make such other provisions concerning the unpaid balance of such purchase price in the case of hardship, subsequent termination of employment, absence on military or government service, or subsequent death of the Participant as in its discretion are necessary or advisable in order to protect the Company, promote the purposes of the Plan and comply with regulations of the Board of Governors of the Federal Reserve System relating to securities credit transactions.

         The Participant shall pay interest on the unpaid balance at the minimum rate necessary to avoid imputed interest or original issue discount under the Code.

All shares acquired with cash borrowed from the Company shall be pledged to the Company as security for the repayment thereof. In the discretion of the Committee, shares of stock may be released from such pledge proportionately as payments on the note (together with interest) are made, provided the release of such shares complies with the regulations of the Federal Reserve System relating to securities credit transactions then applicable. While shares are so pledged, and so long as there has been no default in the installment payments, such shares shall remain registered in the name of the Participant, and he shall have the right to vote such shares and to receive all dividends thereon.

9.04. Determination of Payment of Cash and/or Common Stock Upon Exercise of SAR. At the Committee's discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. No fractional shares shall be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

9.05. Shareholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to an Option or SAR until the date of exercise of such Option or SAR.

                                   ARTICLE X
                                  STOCK AWARDS

10.01. Awards. In accordance with the provisions of Article IV, the Committee will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by such award; provided, however, that no Participant may receive Stock Awards in any calendar year for more than 25,000 shares of Common Stock. The preceding sentence shall not limit the issuance of Stock Awards in settlement of Performance Share awards.

10.02. Vesting. The Committee, on the date of the award, may, but shall not be required to, prescribe that a Participant's rights in the Stock Award shall be forfeitable or otherwise restricted for a period of time set forth in the Agreement. By way of example and not of limitation, the restrictions may postpone transferability of the shares until the attainment of performance objectives prescribed by the Committee or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Affiliates before the expiration of a stated term.

10.03. Performance Objectives. In accordance with Section 10.02, the Committee may prescribe that Stock Awards will become vested or transferable or both based on objectives stated with respect to the Company's, an Affiliate's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, total sales, sales growth, return on capital, return on assets, or Fair Market Value. If the Committee, on the date of the award, prescribes that a Stock Award shall become nonforfeitable and transferrable only upon the attainment of performance objectives stated with respect to one or more of the foregoing criteria, the shares subject to such Stock Award shall become nonforfeitable and transferrable only to the extent the Committee certifies that such objectives have been achieved.

10.04. Shareholder Rights. In accordance with the terms of the Agreement, a Participant will have all rights of a shareholder with respect to the Common Stock covered by a Stock Award, including the right to receive dividends and vote the shares; provided, however, that (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of Restricted Stock, (ii) the Company shall retain custody of the certificates evidencing shares of Restricted Stock, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each award of Restricted Stock. The limitations set forth in the preceding sentence shall not apply after the Restricted Stock is, in accordance with the terms of the applicable Agreement, transferable and no longer forfeitable.

                                   ARTICLE XI
                          AWARD OF PERFORMANCE SHARES

11.01. Award. In accordance with the provisions of Article IV, the Committee will designate individuals to whom an award of Performance Shares is to be granted and will specify the number of shares of Common Stock covered by such award; provided, however, that no Participant may receive Performance Share awards in any calendar year for more than 25,000 shares of Common Stock.

11.02. Earning the Award. The Committee, on the date of the grant of an award, may prescribe that the Performance Shares, or a portion thereof, will be earned according to the terms of the applicable Agreement. By way of example and not of limitation the Agreement may specify that Performance Shares shall be earned only upon the Participant's completion of a specified period of employment with the Company or an Affiliate or upon the attainment of stated performance objectives or goals. Such performance objectives or goals may be based on the Company's an Affiliate's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, total sales, sales growth, return on capital, return on assets, or Fair Market Value. If the Committee, on the date of the award, prescribes that Performance Shares shall be earned only upon the attainment of performance objectives stated with respect to one or more of the foregoing criteria, such Performance Shares shall be earned only to the extent the Committee certifies that such objectives have been achieved.

11.03. Settlement. In the Committee's discretion, the amount payable when an award of Performance Shares is earned may be settled in cash, by the grant of a Stock Award or a combination of cash and a Stock Award. A fractional share shall not be deliverable when a Performance Shares is settled, but a cash payment will be made in lieu thereof.

11.04. Shareholder Rights. No Participant shall, as a result of receiving an award of Performance Shares, have any rights as a shareholder until and to the extent that the award of Performance Shares is earned and a Stock Award is made. A Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of an award of Performance Shares or the right to receive Common Stock thereunder other than by will or the laws of descent and distribution. After and to the extent that an award of Performance Shares is settled with a Stock Award, a Participant will have all the rights of a shareholder as described in Plan section 11.03.

                                  ARTICLE XII
                     ADJUSTMENT UPON CHANGE IN COMMON STOCK

         The maximum number of shares which may be issued pursuant to Options, SARs and Stock Awards under this Plan and the individual limits on the award of Options, SARs, Stock Awards and Performance Shares in a calendar year shall be proportionately adjusted, and the terms of outstanding awards of Performance Shares, Options, SARs and Stock Awards shall be adjusted, as the Committee shall determine to be equitably required in the event that the Company (a) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (b) engages in a transaction to which Section 424 of the Code applies. Any determination made under this Article XI by the Committee shall be final and conclusive.

         The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares which may be issued pursuant to Options, SARs and Stock Awards under this Plan, the individual limits on the award of Options, SARs, Stock Awards and Performance Shares in a calendar year or outstanding awards of Performance Shares, Options, SARs or Stock Awards.

         The Committee may award Performance Shares or grant Options, SARs and Stock Awards in substitution for performance shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction described in the first paragraph of this Article XII. Notwithstanding any provision of the Plan (other than the limitation of Article
V), the terms of such substituted award of Performance Shares, or grant of an Option, SAR, or Stock Award shall be as the Committee, in its discretion, determines is appropriate.

                                  ARTICLE XIII
                            COMPLIANCE WITH LAW AND
                         APPROVAL OF REGULATORY BODIES

         No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which a Stock Award is granted or for which an Option or SAR is exercised may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

                                  ARTICLE XIV
                               GENERAL PROVISIONS

14.01. Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

14.02. Unfunded Plan. The Plan, insofar as it provides for awards or grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by awards or grants under this Plan. Any liability of the Company to any person with respect to any award or grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

14.03. Disposition of Stock. A Participant shall notify the Committee of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

14.04. Withholding Taxes. Each Participant shall be responsible for satisfying any income and employment tax withholding obligations attributable to participation in the Plan. Unless otherwise provided by the Agreement, any such withholding tax obligations may be satisfied in cash (including from any cash payable in settlement of an award of Performance Shares or an SAR) or a cash equivalent acceptable to the Committee. Any withholding tax obligations may also be satisfied by surrendering shares of Common Stock to the Company, by withholding or reducing the number of shares of Common Stock otherwise issuable to the Participant upon the exercise of an Option or SAR, the settlement of an award of Performance Shares or the grant or vesting of a Stock Award, or by any other method as may be approved by the Committee. If shares of Common Stock are used to pay all or part of such withholding tax obligation, the Fair Market Value of the shares surrendered, withheld or reduced shall be determined as of the day preceding the date the Option or SAR is exercised, the Restricted Stock vests or the Performance Shares are earned, as applicable.

14.05. Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

                                   ARTICLE XV
                                   AMENDMENT

         The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment materially increases the aggregate number of shares of Common Stock that may be issued under the Plan, (ii) the amendment materially changes the class of individuals eligible to become Participants, or
(iii) the amendment materially increases the benefits that may be provided under the Plan. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any outstanding award of Performance Shares, or any Option, SAR or Stock Award outstanding at the time such amendment is made.

                                  ARTICLE XIV
                                DURATION OF PLAN

         No Performance Shares may be awarded and no Option, SAR or Stock Award may be granted under this Plan after March 6, 2006. Awards of Performance Shares and Options, SARs and Stock Awards granted on or before that date shall remain valid in accordance with their terms.